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EXHIBIT 21.1


SUBSIDIARIES OF CABOT MICROELECTRONICS CORPORATION

Cabot Microelectronics Global Corporation (Delaware, U.S.)
Nihon Cabot Microelectronics K.K. (Japan)
Cabot Microelectronics Japan K.K. (Japan)




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